Exhibit 10.1

CHICO’S FAS, INC.
AMENDED AND RESTATED 2012 OMNIBUS STOCK AND INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT
FOR PERFORMANCE SHARE UNITS
EMPLOYEE
This Performance Award Agreement (this “Performance Award Agreement”) is effective as of the Grant/Award Date indicated on the Appendix hereto (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and the Participant named in the Appendix hereto (the “Employee”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Company’s Amended and Restated 2012 Omnibus Stock and Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Performance Award Agreement. All references to specified paragraphs pertain to paragraphs of this Performance Award Agreement unless otherwise specifically provided. The Human Resources, Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) approved this Performance Award grant, in the form of performance share units (“Performance Share Units” or “PSUs”), pursuant to the Plan, provided that the Employee continues to be employed as an employee of the Company on the Grant Date.
In consideration of the mutual promises set forth below, the parties hereto agree as follows:
1.Grant of PSUs. The Company hereby grants to the Employee the right to receive the target number of PSUs indicated on the Appendix hereto (the “Target”) at the end of the defined Restriction Period set forth in Paragraph 5, with the earn-out opportunity to receive PSUs equal to <<%>> - <<%>> of the Target, subject to the achievement of the Performance Goals set forth in Paragraph 2. After the achievement and certification of the Performance Goals as provided in Paragraph 2.b, each earned PSU shall entitle the Employee to receive one share of Common Stock of the Company, payable on the Payment Date (as defined below), provided the applicable requirements of Paragraphs 5, 6 and 7 are met. The PSUs are granted pursuant to the Plan and are subject to the provisions of the Plan, as well as the provisions of this Performance Award Agreement. The Employee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Performance Award Agreement. To the extent the terms of the Plan and this Performance Award Agreement are in conflict, the terms of the Plan shall govern.
2.    Performance Goals. The Employee’s right to receive the PSUs is subject to the following conditions (and the PSUs shall not be considered earned until all of the below conditions are met):
a.    The Employee continues to be employed through the Vesting Date set forth in Paragraph 5, subject to the provisions in Paragraphs 6.b and 7, and
b.    The performance goals established by the Committee (the “Performance Goals”) are achieved as provided in this Paragraph 2.b. Such Performance Goals have been established by the

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Committee and are based upon the Company’s average RONA (as defined below) for the three fiscal years during the Performance Period and have been set at threshold, target and maximum levels, as described on Exhibit 1 hereto. The “Performance Period” begins <<date>> and ends on <<date>>. If the actual average performance level is below the established threshold, no PSUs shall be payable under this Performance Award Agreement. If the actual average performance level is above the established maximum, no PSUs shall be payable above such maximum. The Committee shall determine and certify the level of performance following the end of the Performance Period. Except as provided otherwise in Paragraph 7.c (with regard to a Change in Control during the Performance Period), any PSUs that are not, based on the Committee’s determination, earned by performance during the Performance Period shall be cancelled and forfeited.
c.    “RONA” for each fiscal year in the Performance Period shall be computed as the Company’s (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets (with all of the foregoing terms as determined per the Company’s financial statements for the applicable period) but shall exclude:

(i)
the impact of (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, (b) the impact of changes to comply with the new lease accounting standard, (c) the impact of material litigation or insurance settlements, and (d) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

3.     No Transfer of PSUs. During the Restriction Period, the Employee shall have no rights to or with respect to such PSUs except as specifically set forth in this Performance Award Agreement, and, during the Restriction Period, such nonvested PSUs shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution or by qualified domestic relations order or pursuant to a beneficiary designation made under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Employee.
4.    Risk of Forfeiture. Subject to Paragraphs 6 and 7, upon termination of employment (as defined in Paragraph 8) prior to the end of the Restriction Period, the Employee shall forfeit the right to receive the PSUs that would otherwise have vested at the end of the Restriction Period.
5.    Vesting Date. Subject to the forfeiture and accelerated vesting provisions in Paragraphs 6 and 7, if the employment requirements are met and to the extent the Performance Goals set forth in Paragraph 2 are achieved, the restrictions applicable to the PSUs will lapse on the third anniversary of the Grant Date (the “Vesting Date”), as shown in the Vesting Schedule indicated on the Appendix hereto. The period from the Grant Date to the Vesting Date is the Restriction Period. On the Vesting Date, to the extent not previously forfeited, the earned PSUs shall be paid on the date set forth in Paragraph 9.a (the “Payment Date”) in the form of unrestricted shares of Common Stock as provided in Paragraph 9, subject to the provisions in Paragraph 12.

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6.    Termination of Service. The Employee’s voluntary or involuntary termination of employment (as defined in Paragraph 8) shall affect the Employee’s rights under this Performance Award Agreement as follows:
a.    Voluntary Termination or Termination for Cause. If, other than as specified below, the Employee voluntarily terminates employment with the Company or the Employee’s employment is terminated by the Company for Cause prior to the Vesting Date, then the Employee shall forfeit the right to receive all nonvested PSUs. For purposes of this Performance Award Agreement, “Cause” shall mean:

(i)	if the Employee has an Employment Agreement (as defined in Paragraph 24.b) in effect on the Grant Date that defines Cause, Cause as defined in the Employment Agreement; or

(ii)	if the Employee does not have an Employment Agreement or such Employment Agreement does not define Cause, the Employee’s engaging in any of the following conduct:

a.	Conduct resulting in a conviction of, or entering a plea of no contest to, any felony;

b.	Conduct resulting in a conviction of, or entering a plea of no contest to, any crime related to employment, but specifically excluding traffic offenses;

c.	Continued neglect, gross negligence, or willful misconduct by the Employee in the performance of the Employee’s duties, which has a material adverse effect on the Company or its subsidiaries;

d.	Willful failure to take actions permitted by law and necessary to implement the policies of the Company or its subsidiaries as such policies have been communicated to the Employee;

e.	Material breach of the terms of this Performance Award Agreement; or

f.
Drug or alcohol abuse to the extent that such abuse has an obvious and material adverse effect on the Company or its subsidiaries or upon the Employee’s ability to perform his or her duties and responsibilities.

b.    Involuntary Termination without Cause. Unless Paragraph 7.c applies, if the Employee’s employment is terminated by the Company without Cause prior to the Vesting Date, then the Employee shall forfeit the right to receive all nonvested PSUs. The Committee, or its delegee, as applicable, shall retain the authority to accelerate time-vesting, but not the Payment Date, of all or a portion of the PSUs in its sole discretion, provided, however, in such event, the

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related Performance Goals must still be achieved and, to the extent earned, the PSUs shall be issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9.
7.    Retirement, Death or Disability, or Change in Control. The Employee’s Retirement, or death or Disability, or a Change in Control, shall affect the Employee’s rights under this Performance Award Agreement as follows:
a.    Retirement. Unless Paragraph 7.c applies, if the Employee’s employment with the Company (as defined in Paragraph 8) is terminated due to Retirement prior to the Vesting Date, to the extent not previously vested or forfeited, then the Prorated Portion (as defined below) of the PSUs shall become fully time-based vested but shall remain subject to the performance requirements in Paragraph 2.b and, to the extent earned, the Prorated Portion of the PSUs shall be issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9. For these purposes, the “Prorated Portion” shall be equal to the number of shares which is the product of (i) a fraction, the numerator of which is the number of months (which may not be a whole number) elapsed beginning on the Grant Date and ending on the Termination Date (as defined below) and the denominator of which is the total number of months beginning on the Grant Date and ending on the last day of the Restriction Period, multiplied by (ii) the total number of PSUs. For these purposes, the Employee’s position as an employee of the Company will not be considered to be terminated by “Retirement” unless prior to the Termination Date: (i) the Employee provides written notice to the Company of intent to formally retire; (ii) the Employee has reached age 55; (iii) the Employee’s combined age and years of service with the Company as an employee is equal to 65 or greater; and (iv) the Company approves the Employee’s termination as a “Retirement” for purposes of this Performance Award Agreement, which approval is in the sole discretion of the Committee, or its delegee, as applicable.
b.    Death or Disability. If the Employee’s employment by the Company (as defined in Paragraph 8) is terminated by death or due to a Disability prior to the Vesting Date, to the extent not previously vested or forfeited, then the PSUs shall become fully time-based vested but shall remain subject to the performance requirements in Paragraph 2.b and, to the extent earned, the PSUs shall be issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9. For purposes of this Performance Award Agreement, “Disability” shall mean unable to engage in any substantial gainful activity (i) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, where the Employee is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. For purposes of the Plan, an Employee shall be deemed to have a Disability if determined to be totally disabled by the Social Security Administration. An Employee shall also be deemed to have a Disability if determined to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of “disability” applied under such disability insurance program complies with the requirements hereof.

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c.    Change in Control. Notwithstanding any other provisions of this Performance Award Agreement, the provision of this Paragraph 7.c shall apply following a Change of Control.

(i)
If a Change in Control shall occur prior to the Payment Date and the successor company does not assume, convert, continue, or otherwise replace the PSUs on proportionate and equitable terms, to the extent not previously vested or forfeited, then the PSUs shall become fully time-based vested, shall be subject to the performance requirements set forth in subparagraph (iii) below, and shall be paid on the date of the Change in Control pursuant to and in accordance with the requirements of Treasury Regulations 1.409A-3(j)(4)(ix)(B).

(ii)
If a Change in Control shall occur prior to the Payment Date and the successor company does assume, convert, continue or otherwise replace the PSUs on proportionate and equitable terms, then the PSUs shall be vested and paid as provided in the following sentence and shall be subject to the performance requirements set forth in subparagraph (iii) below. To the extent not previously vested or forfeited, the PSUs shall vest on the Vesting Date provided the Employee is employed on the Vesting Date. If the employment of the Employee is terminated without Cause or due to the Employee’s Retirement, in each case within twenty-four (24) months following the Change in Control, then the PSUs earned in accordance with subparagraph (iii) below shall vest upon such termination of employment and shall be paid within ninety (90) days following the Employee’s separation from service (as defined in Paragraph 20.a(ii)) subject to any applicable six-month delay. If the employment of the Employee is terminated without Cause or due to the Employee’s Retirement after twenty-four (24) months following the Change in Control, then the PSUs earned in accordance with subparagraph (iii) below shall vest upon such termination of employment but shall be paid on the Payment Date. If the employment of the Employee is terminated due to the Employee’s death or Disability, then the PSUs earned in accordance with subparagraph (iii) below shall vest upon such death or Disability but shall be paid upon the Payment Date set forth in Paragraph 9.a. If the Employee is terminated for Cause, all PSUs shall be immediately forfeited.

(iii)
For PSUs subject to subparagraphs (i) and (ii) above, performance shall be determined by the Committee as follows: For each completed fiscal year during the Performance Period that ends at least one month prior to the Change in Control, performance shall be based on actual performance as determined under Paragraph 2.b. For each fiscal year during the Performance Period that does not end at least one month prior to the Change in Control, performance shall be deemed equal to the target performance goal as described on Exhibit 1. The earned PSUs will be determined based on the average of the three (3) fiscal years as provided in Paragraph 2.b but using the performance described in this subparagraph (iii).

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(iv)
For purposes of this Paragraph 7.c, a Change in Control shall have the meaning set forth in the Plan, provided that such definition shall be interpreted and applied in a manner that complies with Code Section 409A.

8.    Definition of Employment and Termination Date. For purposes of this Performance Award Agreement, “employment” means employment by the Company and/or its subsidiary (as “subsidiary” is defined under the Plan). “Termination Date” means the date upon which the Employee is separated from employment, whether voluntary or involuntary. Neither the transfer of the Employee from employment by the Company to employment by a subsidiary, nor the transfer of the Employee from employment by a subsidiary to employment by the Company, nor the transfer of the Employee from employment by a subsidiary to employment by another subsidiary shall be deemed to be a termination of employment of the Employee. Furthermore, in no event shall employment be deemed terminated under this Performance Award Agreement unless and until the Employee’s employment by the Company, to the extent applicable, and each of its subsidiaries, to the extent applicable, is terminated such that the Employee is no longer employed by the Company or any of its subsidiaries. Moreover, the employment of the Employee shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Employee returns to active employment within ninety (90) days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. Notwithstanding the above, for purposes of determining the time of payment of PSUs upon an involuntary termination of employment or due to Retirement within twenty-four (24) months following a Change in Control under Paragraph 7.c(ii), any termination must also be a separation from service as defined in Paragraph 20.a(ii). Subject to the requirement of Code Section 409A, the Plan Administrator’s determination in good faith regarding whether a termination of employment of any type or Disability has occurred shall be conclusive and determinative.
9.    Issuance and Delivery of Shares; Ownership Rights.
a.    Issuance and Delivery of Shares. With respect to PSUs that become vested as provided in Paragraph 5, 6.b, 7.a or 7.b, the shares of Common Stock will be issued and delivered to the Employee via electronic delivery to the Employee’s account with the Company’s stock plan administrator on the Payment Date set forth on Exhibit 1 hereto and will be freely transferable by the Employee. With respect to PSUs that become vested as provided in Paragraph 7.c, the shares of Common Stock will be issued and delivered to the Employee via electronic delivery to the Employee’s account with the Company’s stock plan administrator as provided in Paragraph 7.c and will be freely transferable by the Employee. The Committee may change the above procedure for issuance and delivery of shares of Common Stock at any time but may not change the Payment Date except to the extent allowed under Code Section 409A. Notwithstanding any other provision of this Performance Award Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 9 shall be subject to the requirements of Paragraph 12, including restrictions on transfer as provided therein to the extent applicable.

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b.    Ownership Rights. The Employee has no voting or ownership rights with regard to the shares of Common Stock underlying the PSUs prior to the issuance of such shares. The Employee shall be credited with dividend equivalents for all dividends paid with record dates subsequent to the Grant Date and prior to the Payment Date. The Employee shall be entitled to receive such dividend equivalents in cash to the extent the underlying PSUs are vested and earned and shall in all events be paid at the same time as the PSUs are paid. To the extent any nonvested PSUs are forfeited, the dividend equivalents attributable to such PSUs shall also be forfeited. Following the issuance and delivery of the shares of Common Stock, the Employee shall have all voting and ownership rights as provided to other shareholders.
10.    Reorganization of Company and Subsidiaries. The existence of this Performance Award Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the PSUs or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11.    Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to PSUs shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the PSUs.
12.    Certain Restrictions. By accepting the Performance Award, the Employee agrees that if at the time of delivery of the shares of Common Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Employee will acquire the Common Stock for the Employee’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Employee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Performance Award Agreement.
13.    Confidentiality. By accepting the Performance Award, the Employee agrees that during the twenty-four (24) month period immediately following the Termination Date, the Employee will not use or disclose the Company’s and/or its subsidiaries’ Confidential Information, except in the faithful performance of the Employee’s duties for the Company. For purposes of this Performance Award Agreement, Confidential Information includes trade secrets and other confidential and proprietary information and materials pertaining to, among other things: (a) designs (including garment and fabric) and fashion trends; (b) sourcing, manufacturing, merchandising,

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licensing and supply chain processes, techniques and plans; (c) advertising, marketing and promotional plans; (d) technical and business strategies and processes; (e) sales, revenues, profits, margin, expenses, and other financial information; (f) relationships between the Company and its customers, its vendors and its employees; (g) customers’ personal identifying information; (h) stores and real estate, including expansion and relocation plans; (i) store operations, including policies and procedures; (j) compensation, benefits, performance history and other information relating to the Company’s and/or its subsidiaries’ employees; and (k) acquisitions, mergers, divestitures, and agreements regarding franchising and distribution. Confidential Information does not include information that is, or becomes, generally known within the industry or generally available to the public (unless through the Employee’s improper disclosure). The purpose of this provision is to protect the Company’s and/or its subsidiaries’ legitimate interest in maintaining the confidentiality of its private business information; accordingly, nothing herein is intended to or shall be construed to prohibit communications among associates regarding their compensation or any other terms and conditions of employment. Nothing in this Performance Award Agreement is intended to or will be used in any way to limit the Employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
14.    Non-Competition. By accepting the Performance Award, the Employee agrees that during the Restricted Period (as defined below), the Employee will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business within the Restricted Territory that the Employee has provided for the Company (or its subsidiaries) within the twelve (12) month period immediately preceding the Employee’s Termination Date. For purposes of this Performance Award Agreement, a Competing Business shall mean any direct competitor of the Company which, in general, means a specialty retailer of: (i) better women’s intimate apparel, sleepwear and bath and body products; or (ii) better women’s apparel whose target customers are 35 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: The J. Jill Group, Inc., L Brands, Inc., Soft Surroundings Holdings, LLC, The Talbots, Inc., GAP, Inc., Victoria’s Secret Stores, Inc., and Ascena Retail Group, Inc. The Restricted Period means the period immediately following the Employee’s Termination Date, and is a six (6) month period for Vice Presidents and below; a twelve (12) month period for Senior and Executive Vice Presidents; and a twenty-four (24) month period in case of the Chief Executive Officer. The Restricted Territory means where Company’s products are marketed at the time of the Employee’s termination. The Employee acknowledges that the foregoing restrictions may impair the Employee’s ability to engage in certain business activities during the defined period, but acknowledges that these restrictions are reasonable consideration for the grant of the Performance Award hereunder.
15.    Nonsolicitation. By accepting the Performance Award, the Employee agrees that for a period of twenty-four (24) months following the Termination Date, the Employee will not directly or indirectly solicit, induce or attempt to influence any Company employee (including any Company’s subsidiaries’ employee) to leave the Company’s employ, nor will the Employee assist anyone in soliciting or recruiting a Company employee (including a Company’s subsidiaries’ employee) for purposes of being employed or retained as a consultant or contractor elsewhere.

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16.    Noncompliance Reporting. By accepting the Performance Award, the Employee agrees that if, at any time, the Employee learns of information suggesting conduct by an officer or employee of the Company (including of the Company’s subsidiaries) or a member of the Company’s Board of Directors that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, the Employee will report promptly such information to the Company through any of the Company’s internal mechanisms available for the reporting of such conduct such as, for instance, the Company’s Ethics and Compliance Hotline. Nothing in this Performance Award Agreement is intended to or will be used in any way to limit the Employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
17.    Amendment and Termination. No amendment or termination of this Performance Award Agreement which would impair the rights of the Employee shall be made by the Board, the Committee or the Plan Administrator at any time without the written consent of the Employee. No amendment or termination of the Plan will adversely affect the right, title and interest of the Employee under this Performance Award Agreement or to the Performance Award granted hereunder without the written consent of the Employee.
18.    No Guarantee of Employment. This Performance Award Agreement shall not confer upon the Employee any right with respect to continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Employee’s employment or other service at any time.
19.    Withholding of Taxes. The Company shall have the right to (i) make deductions from the number of shares of Common Stock otherwise deliverable upon satisfaction of the conditions precedent under this Performance Award Agreement (and other amounts payable under this Performance Award Agreement) in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations, provided, in any event, the Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements unless the Employee has elected to have an additional amount (up to the maximum allowed by law) withheld.
20.    Tax Provisions.
(a)     Code Section 409A Compliance. This Performance Award Agreement is intended to comply with the requirements of Code Section 409A and any right or benefit which is provided pursuant to or in connection with this Performance Award Agreement which is considered to be nonqualified deferred compensation subject to Code Section 409A (referred to as a “409A Award”) shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Consequently, this Performance Award Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Code Section 409A. Notwithstanding the foregoing, the Employee and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be

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imposed on the Employee or his or her successor in interest in connection with this Performance Award Agreement (including any taxes and penalties under Code Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee or his or her successor in interest harmless from any or all of such taxes or penalties.

(i)
Except as permitted under Code Section 409A, any 409A Award payable to the Employee or for his or her benefit with respect to the Performance Award may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its affiliates.

(ii)
To the extent that entitlement to payment of any 409A Award occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean a “separation from service” within the meaning of Code Section 409A. A “separation from service” shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Employee will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  Continued services solely as a director of the Company or an affiliate shall not prevent a separation from service from occurring by the Employee as permitted by Code Section 409A. Where entitlement to payment occurs by reason of a separation from service and the Employee is a “specified employee” (within the meaning of Code Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Code Section 409A) on the date of his or her “separation from service”, then payment of such 409A Award shall be delayed (without interest) until the first business day after the end of the six (6) month delay period required under Code Section 409A or, if earlier, after the Employee’s death.

b.    No Guarantee of Tax Consequences. Neither the Company nor any subsidiary nor the Plan Administrator makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Performance Award Agreement.
21.    Entire Agreement. This Performance Award Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements.
22.    Severability. In the event that any provision of this Performance Award Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Performance Award Agreement and this Performance Award Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

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23.    Governing Law. This Performance Award Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
24.    Miscellaneous Provisions.
a.    Not a Part of Salary. The grant of an Award under the Plan is not intended to be a part of the salary of the Employee.
b.    Conflicts with Any Employment Agreement. Notwithstanding Paragraph 21 above, if the Employee has an employment or change in control agreement with the Company or any of its subsidiaries (an “Employment Agreement”) which contains different or additional provisions relating to vesting of restricted stock unit awards, or otherwise conflicts with the terms of this Performance Award Agreement, the provisions of the Employment Agreement shall govern.
c.    Independent Covenants. The Employee acknowledges that the promises set forth herein by either party are independent of each other and are independent of any other provision in any other agreement between the Employee and the Company and the existence of any claim or cause of action the Employee may have against the Company shall not constitute a defense to enforcement of the Employee’s promises herein.
d.    Electronic Delivery and Signatures. The Employee hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Performance Award Agreement). The Employee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Employee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
e.    Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Employee, and the Employee acknowledges receipt thereof.
25.    Clawback Provision. As a condition of receiving the Performance Award, the Employee acknowledges and agrees that the Employee’s rights, payments and benefits with respect to the PSUs and the shares of Common Stock underlying the PSUs shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s Incentive Compensation Clawback Policy or similar policy as may be adopted from time to time by the Board or the Committee, which could in certain circumstances require repayment or forfeiture of the PSUs or any shares of Common Stock or other cash or property received with respect to the PSUs. Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A (as defined in the Plan) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the

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Committee, the Employee agrees that such repayment may, in the discretion of the Committee, be accomplished by withholding of future compensation to be paid to the Employee by the Company. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

The Employee may reject this Performance Award Agreement on the internet hosting website designated by the Company for the Plan during the thirty (30) days following the Grant Date, in which case this Performance Award Agreement shall be cancelled and forfeited ab initio. If the Employee does not reject this Performance Award Agreement within those thirty (30) days, this Performance Award Agreement shall be deemed accepted by the Employee.

IN WITNESS WHEREOF, this Performance Award Agreement has been executed and delivered by the Company.

CHICO’S FAS, INC.

By:     Shelley G. Broader
Title:    Chief Executive Officer and President

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Exhibit 1 to Performance Award Agreement

Grant Date:    <<date>>
Vesting Date: <<date>>
Payment Date: <<date>>
Performance Goals:

Target Performance Goals
FY XXXX	RONA = <<RONA>>
FY XXXX	RONA = <<RONA>>
FY XXXX	RONA = <<RONA>>

Threshold Performance Goal (for each fiscal year)	<<%>> of Target RONA
Maximum Performance Goal (for each fiscal year)	<<%>> of Target RONA

* If performance for a fiscal year is between the Threshold and Target or between the Target and Maximum Performance Goals, the “% of Target RONA” achieved for that fiscal year will be determined by applying linear interpolation to the performance interval.

*Overall Performance will be the average of the “% of Target RONA” achieved for each fiscal year.

Payout Percentages:

For Overall Performance at Threshold Level	<<%>> of Target PSUs
For Overall Performance at Target Level	<<%>> of Target PSUs
For Overall Performance at Maximum Level	<<%>> of Target PSUs

* If the payout percentage for Overall Performance is between the Threshold and Target or between the Target and Maximum Payout Levels, the payout percentage will be determined by applying linear interpolation to the payout interval.

*Any fractional PSU earned will be rounded up to the nearest whole PSU.

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